Exhibit 10.12
SECOND AMENDMENT
TO
THE PROGRESSIVE CORPORATION
2003 INCENTIVE PLAN
WHEREAS, The Progressive Corporation 2003 Incentive Plan, as heretofore amended (the “Plan”) is currently in effect; and
WHEREAS, the Board of Directors believes that it is desirable to further amend the Plan;
NOW, THEREFORE, the Plan is hereby amended as follows:
1. Section 1(a) of the Plan is hereby deleted in its entirety and the following is substituted in its place:
(a) The Progressive Corporation, an Ohio corporation (the “Company”), hereby establishes an incentive compensation plan for key employees, to be known as “The Progressive Corporation 2003 Incentive Plan” (the “Plan”), as set forth in this document. The Plan permits the grant of Restricted Stock, Stock Options and Restricted Stock Units to key employees of the Company and its Subsidiaries and Affiliates.
2. The definitions of the following terms, as set forth in Section 1(c) of the Plan, are hereby amended and restated in their entirety to provide as follows:
“Award” means any award of Restricted Stock, Stock Options, or Restricted Stock Units under the Plan.
“Fair Market Value” means, as of any given date, the mean between the highest and lowest quoted selling price of the Stock on such date on the New York Stock Exchange or, if no such sale of the Stock occurs on the New York Stock Exchange on such date, then (i) with respect to any Award made on or before January 31, 2010, such mean price on the next preceding day on which the Stock was traded on that Exchange, and (ii) with respect to any Award made after January 31, 2010, such mean price on the next succeeding day on which the Stock was traded on that Exchange. If the Stock is no longer traded on the New York Stock Exchange, then the Fair Market Value of the Stock shall be determined by the Committee in good faith.
“Minimum Restriction Period” shall have the meaning assigned to it in Section 5(b)(7) of the Plan.
“Restriction Period” means the period commencing on the date of the Award and expiring on the date on which all restrictions thereon have lapsed and all conditions to vesting of such Award have been satisfied.
3. The following definitions are hereby added to and inserted into Section 1(c) of the Plan:
“Dividend Equivalent” means, with respect to an outstanding Restricted Stock Unit, an amount equal to a cash dividend paid or property distribution awarded upon one share of Stock.
“Performance-Based Restricted Stock Unit” means an Award of a Restricted Stock Unit that will vest upon the achievement of Performance Goals established by or under the direction of the Committee and set forth in the related Award Agreement, provided all other conditions to vesting have been met.
“Restricted Stock Unit” or “Unit” means the contractual right awarded pursuant to Section 13 of the Plan to receive one share of Stock upon the expiration of a specified time period or upon the satisfaction of specified Performance Goals, as determined by or under the direction of the Committee.
“Time-Based Restricted Stock Unit” means an Award of a Restricted Stock Unit that will vest upon the lapse of a time period determined by or under the direction of the Committee and specified in the related Award Agreement, provided all other conditions to vesting have been met.

4. Sections 3(c) and (d) of the Plan are hereby deleted in their entirety and the following is substituted in their place:
(c) Adjustment. In the event of any merger, reorganization, consolidation, recapitalization (including, without limitation, extraordinary cash dividends), share dividend, share split, reverse share split, combination of shares or other change in the corporate or capital structure of the Company affecting the Stock, such substitution or adjustment shall be made in the aggregate number of shares of Stock reserved for issuance under the Plan, in the maximum number of shares or Units that may be subject to Awards granted to any Participant during any calendar year or other period, in the number and Option Exercise Price of shares subject to outstanding Options granted under the Plan, in the number of shares subject to Restricted Stock Awards granted under the Plan, and in the number of Restricted Stock Units granted under the Plan, to prevent dilution or enlargement of rights. Notwithstanding the foregoing, the number of shares subject to any Award of Restricted Stock or Stock Options shall always be a whole number, and any fractional shares shall be eliminated.
(d) Annual Award Limitation. No Participant may be granted Awards under the Plan with respect to an aggregate of more than 1,200,000 Restricted Stock Units and shares of Stock (subject to adjustment as provided in Section 3(c) hereof) during any calendar year.
5. The first sentence of Section 5(b)(7) is hereby deleted in its entirety and the following is substituted in its place:
Subject to the provisions of this Plan and the related Restricted Stock Award Agreement, during the applicable Restriction Period, as determined by or under the direction of the Committee, the Participant who has received such Award shall not be permitted to sell, transfer, pledge, assign or otherwise encumber the shares of Restricted Stock which are subject to such Award.
6. The introductory paragraph to Section 7(a) and Section 7(a)(2) of the Plan are hereby deleted in their entirety and the following are substituted in their place:
(a) Impact of Event. Except as provided in Section 7(e), in the event of and upon: (i) a “Change in Control” as defined in Section 7(b) or (ii) a “Potential Change in Control” as defined in Section 7(c); and subject to such additional conditions as the Committee may determine in its discretion at the time of the Award, the following acceleration and valuation provisions shall apply:
* * * *

(2) All restrictions, limitations and Performance Goals, if any, applicable to any Restricted Stock, Stock Options or Restricted Stock Units shall terminate and such Stock, Stock Options or Restricted Stock Units, as applicable, shall be deemed fully vested; and
7. The following new Section 7(e) is hereby added to and inserted into the Plan after Section 7(d):
(e) Notwithstanding anything to the contrary contained in this Section 7, with respect to Awards of Restricted Stock Units: (i) the term “Change in Control” means a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, each as determined in accordance with Section 409A of the Code; and (ii) a Potential Change in Control shall not trigger the acceleration and valuation provisions set forth in Section 7(a).
8. The first sentence of Section 10(e) of the Plan is hereby deleted in its entirety and the following is substituted in its place:
No later than the date as of which an amount relating to any Award under the Plan first becomes taxable, the Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state and local taxes and other items of any kind required by law to be withheld with respect to such amount.
9. Section 10(f) of the Plan is hereby deleted in its entirety and the following is substituted in its place:
(f) The actual or deemed reinvestment of dividends, other distributions or Dividend Equivalents in additional Stock, Restricted Stock or Restricted Stock Units, as applicable, shall only be permissible if sufficient shares of Stock are available under Section 3 for such reinvestment (taking into account the then outstanding and previously granted Restricted Stock, Stock Options and Restricted Stock Units).

10. Subsections (i) and (ii) of Section 10(k) of the Plan (as added by the First Amendment to the Plan) are hereby deleted in their entirety and the following are substituted in their place:
(i) If (A) Performance-Based Restricted Stock or Performance-Based Restricted Stock Units granted to any executive officer shall vest hereunder on the basis of the achievement of certain financial or operating results as specified by the Committee (which includes, for purposes hereof, all of the Performance Goals that are available to the Committee under this Plan), (B) those financial or operating results were incorrect and were subsequently the subject of a restatement by Progressive within three (3) years after the date of vesting, and (C) the vesting event would not have occurred as to some or all of such shares if the actual financial or operating results had been known as of the date of vesting, then the Company shall have the right of recoupment from the executive officer who received such shares of Stock upon such vesting or who elected to defer such shares at vesting. The Company will have this right of recoupment whether or not the executive officer in question was at fault or responsible in any way in causing such restatement. In such circumstances, the Company, in its sole discretion, will have the right to recover from each executive officer, and each such executive officer will refund to the Company promptly on demand, at the Company’s discretion, either (X) the number of shares of Stock that vested, were distributed or were deferred (as applicable) based on the incorrect operating or financial results, or (Y) the dollar equivalent of such number of Shares as of the date of such vesting, without interest. Such recovery, at the Committee’s discretion, may be made by lump sum payment, installment payments, credits against unvested Awards made hereunder, credits against future bonus or other incentive payments or awards, or other appropriate mechanism.
(ii) If any Participant engaged in fraud or other misconduct (as determined by the Committee or the Board, in their respective sole discretion) resulting, in whole or in part, in a restatement of the financial or operating results used to determine the vesting of Performance-Based Restricted Stock or Performance-Based Restricted Stock Units hereunder, the Company will have the right to recoup from such Participant, and the Participant will transfer or pay to the Company promptly upon demand, in the Company’s discretion, either (A) the number of shares of Stock that vested, were distributed or were deferred (as applicable) based on the incorrect operating or financial results, or (B) the dollar equivalent to such number of shares determined as of the date of such vesting plus interest at the rate of eight percent (8%) per annum or, if lower, the highest rate permitted by law, calculated from such vesting date. The Company further shall have the right to terminate and cancel any and all Awards previously made to such Participant at any time hereunder that are then unvested, and to recover from such Participant the Company’s costs and expenses incurred in connection with recovering such Shares or funds from Participant and enforcing its rights under this subsection (ii), including, without limitation, reasonable attorneys’ fees and court costs. There shall be no time limit on the Company’s right to recover such amounts under this subsection (ii), except as otherwise provided by applicable law.
11. The following new Section 13 is hereby added to and inserted into the Plan after Section 12:
SECTION 13. Restricted Stock Units.
(a) Grant. Subject to the terms and conditions of the Plan, Restricted Stock Units may be awarded to Eligible Persons at any time and from time to time as shall be determined by the Committee. The Committee shall determine, in its sole discretion, the individuals to whom, and the time or times at which, grants of Restricted Stock Units will be made; the number of Restricted Stock Units to be awarded to each Participant; the price (if any) to be paid by the Participant; whether the Awards will consist of Performance-Based Restricted Stock Units or Time-Based Restricted Stock Units or a combination thereof; the date or dates or conditions upon which Restricted Stock Unit Awards will vest, whether through lapse of time or the achievement of specified Performance Goals; the Performance Goal or Goals, if any, that must be satisfied as a condition to the vesting of any Awards of Restricted Stock Units; the period or periods within which such Awards of Restricted Stock Units may be subject to forfeiture; and the other terms and conditions of such Awards in addition to those set forth in Section 13(b).
(b) Terms and Conditions. Restricted Stock Units awarded under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:
(1) The purchase price for Restricted Stock Units, if any, shall be determined by the Committee at the time of grant.

(2) Awards of Restricted Stock Units must be accepted by executing the related Award Agreement, delivering an executed copy of such Award Agreement to the Company and paying whatever price (if any) is required under Section 13(b)(1). A Participant who receives an Award of Restricted Stock Units shall not have any rights with respect to such Award, unless and until such Participant has executed and delivered to the Company an Award Agreement evidencing the Award, in the form approved from time to time by the Committee, and has otherwise complied with the applicable terms and conditions of such Award. In the Company’s discretion, the execution and delivery of such Award Agreement may be accomplished electronically or by other legally acceptable means.
(3) No instruments or certificates evidencing such Units will be issued, but record thereof will be maintained by the Company or its designee.

(4) A Participant may be granted an Award of Time-Based Restricted Stock Units or Performance-Based Restricted Stock Units, or a combination thereof.
(A) Awards of Time-Based Restricted Stock Units will vest and all restrictions thereon will terminate upon the lapse of a period of time specified by the Committee, provided all other conditions to vesting have been met. The Committee, in its sole discretion, may provide for the lapse of such restrictions in installments.
(B) Awards of Performance-Based Restricted Stock Units will vest and all restrictions thereon will terminate upon the certification by the Committee of the achievement of the specified Performance Goals, provided all other conditions to vesting have been met.
(i) In the Committee’s discretion, such Awards of Performance-Based Restricted Stock Units may (a) stipulate a number of Units that will vest only in whole upon the satisfaction of the specified Performance Goals, (b) stipulate a number of Units that will vest either in whole or in part, depending on the level of achievement in comparison to the specified Performance Goals, pursuant to a formula, calculation or other objective mechanism approved by the Committee at the time of the Award, or (c) stipulate a target number of Units (the “Target”) that may vest in part, in whole or up to a specified multiple of the Target, depending on the level of achievement in comparison to the specified Performance Goals pursuant to a formula, calculation or other objective mechanism approved by the Committee at the time of the Award. In the case of any Award authorized under clause (c) of the previous sentence, a number of shares of Stock equal to the maximum possible distribution at vesting will be reserved by the Company until such time as the distribution or forfeiture event occurs. If Performance-Based Restricted Stock Units do not vest in whole or in part under the applicable Performance Goals, on or before the expiration date, in each case as determined by the Committee at the time of the Award, such Units will be forfeited.
(ii) Notwithstanding anything to the contrary contained herein, the Committee, in its sole discretion, may reduce the amount of, or eliminate in full, any Performance-Based Restricted Stock Award at, or at any time prior to, the Committee’s certification of the vesting of such Award. The Committee, in its sole discretion, may treat individual Participants differently for these purposes. Any such determination by the Committee shall be final and binding on each Participant who is affected thereby. Under no circumstances shall the Committee have discretion to increase the distribution to any Participant in excess of the number of shares of Stock that would have been awarded at vesting based on the Performance Goals and related formula and calculation approved by the Committee at the time of the applicable Award (except for adjustments under the circumstances described in Section 3(c)).

(5) Subject to the provisions of this Plan and the related Award Agreement, during the Restriction Period, the Participant who has received such Award shall not be permitted to sell, transfer, pledge, assign or otherwise encumber the Restricted Stock Units which are subject to such Award.
(6) The Participant shall not have the right to vote the shares of Stock represented by the Restricted Stock Units prior to the vesting of such Units.
(7) The Participant shall not have the right to receive any dividends in respect of the shares of Stock represented by the Restricted Stock Units prior to the vesting of such Units. At the discretion of the Committee determined at the time of the Award, the Participant may be credited with Dividend Equivalents during the Restriction Period. In such case, unless determined otherwise by the Committee at or after the time of the Award and subject to Section 10(f) of the Plan:
(A) all Dividend Equivalents payable in respect of Restricted Stock Units shall be deemed reinvested on the date that the applicable dividend or distribution is made to the Company’s shareholders, in that number of Units determined by dividing the value of the Dividend Equivalent by the Fair Market Value of a share of Stock on such date. The Units resulting from the reinvestment of such Dividend Equivalents (i) shall be subject to the same terms and conditions as the Restricted Stock Units to which they relate, and (ii) shall vest or be forfeited (if applicable), at the same time as the Restricted Stock Units to which they relate; and
(B) with respect to Awards of Performance-Based Restricted Stock Units described in Section 13(b)(4)(B)(i)(b) and (c), Dividend Equivalents will be reinvested in Restricted Stock Units based on, as applicable, the number of Units comprising such Award or the Target number of Units stated in such Award, and such reinvested Restricted Stock Units shall vest or be forfeited (to the extent applicable) in the same proportion as the underlying Units to which they relate.
If Dividend Equivalents cannot be reinvested in Units due to the operation of Section 10(f), then the Committee, in its sole discretion, may determine alternative mechanism(s) to credit the value of those Dividend Equivalents to the Participants (provided that in all events, such Dividend Equivalents shall vest or be forfeited (if applicable), at the same time as the Restricted Stock Units to which they relate), or may discontinue the crediting of such Dividend Equivalents on a prospective basis only.
(8) No Restricted Stock Units shall be transferable by any Participant other than by will or by the laws of descent and distribution, except that, if determined by the Committee at the time of grant and so provided in the applicable Award Agreement, a Participant may transfer Restricted Stock Units during his or her lifetime to one or more of his or her Family Members, provided that no consideration is paid for the transfer and that the transfer would not result in the loss of any exemption under Rule 16b-3 of the Exchange Act with respect to any Restricted Stock Units. The transferee of Restricted Stock Units will be subject to all restrictions, terms and conditions applicable to the Restricted Stock Units (including, without limitation, the terms and conditions relating to vesting and forfeiture) prior to their transfer, except that the Restricted Stock Units will not be further transferable by the transferee other than by will or by the laws of descent and distribution.
(9) If a Participant’s employment by the Company or any Subsidiary or Affiliate terminates by reason of death, any Restricted Stock Units held by such Participant at the time of death shall thereafter vest or any restrictions lapse, at the time and to the extent such Restricted Stock Units would have become vested or no longer subject to restriction within one year from the time of death had the Participant continued to fulfill all of the conditions of the Award of Restricted Stock Units during such period; provided that, (i) such determination shall be made without regard to whether the Participant could have been eligible for a RSU Qualified Retirement during such one year period, and (ii) if the vesting of such Award is conditioned on or subject to the achievement of specified Performance Goals, such Performance Goals are achieved prior to the earlier of the expiration of such one year period or the Expiration Date of the Award. The balance of the Restricted Stock Units shall be forfeited.
(10) Unless otherwise determined by the Committee at or after the time of granting any Award of Restricted Stock Units, and except as provided in Section 13(b)(11) hereof, if a Participant’s employment by the Company or any Subsidiary or Affiliate terminates for any reason other than death, all Restricted Stock Units held by such Participant that are unvested or subject to restriction at the time of such termination shall thereupon be forfeited.

(11) If a Participant’s employment with the Company (or any of its Subsidiaries or Affiliates) terminates due to a RSU Qualified Retirement (as defined below), the following provisions shall apply (subject in all cases to Section 13(b)(11)(C) hereof):
(A) if and to the extent that any RSU Award Installment (as defined below) is vested as of the RSU Qualified Retirement Date (as defined below), all Restricted Stock Units held by the Participant in connection with such RSU Award Installment shall be free of applicable restrictions and delivered to the Participant;
(B) (i) with respect to all Awards of Time-Based Restricted Stock Units held by the Participant on his or her RSU Qualified Retirement Date, if and to the extent that any RSU Award Installment is not vested as of such RSU Qualified Retirement Date, such RSU Award Installment (a) shall remain in effect with respect to fifty percent (50%) of the Restricted Stock Units covered thereby and, as to such Units, shall vest on such RSU Qualified Retirement Date, except that as to any Participant who is a “specified employee” as defined in Section 409A of the Code, any distribution or exercise of rights with respect to such Awards may not occur until the date that is six (6) months plus one (1) day after Participant’s RSU Qualified Retirement Date, and shall thereafter be free of applicable restrictions; and (b) shall terminate, effective as of the RSU Qualified Retirement Date, with respect to the remaining fifty percent (50%) of the Restricted Stock Units covered by such RSU Award Installment.
(ii) with respect to all Awards of Performance-Based Restricted Stock Units held by the Participant on his or her RSU Qualified Retirement Date, if and to the extent that any RSU Award Installment is not vested as of the RSU Qualified Retirement Date, such RSU Award Installment (a) shall remain in effect with respect to fifty percent (50%) of the Restricted Stock Units covered thereby and, as to such Units, shall vest upon the achievement of the related Performance Goals (unless such Performance Goals are not achieved prior to the Expiration Date applicable to such RSU Award Installment, in which event the RSU Award Installment will terminate, and all Restricted Stock Units covered by such RSU Award Installment will be forfeited, as of such Expiration Date), and (b) shall terminate, effective as of the RSU Qualified Retirement Date, with respect to the remaining fifty percent (50%) of the Restricted Stock Units covered by such RSU Award Installment; provided that, with respect to any member of the Company’s Senior Management Group (as defined in Section 5(b)(13)(D)(viii)) who has given the Company at least one (1) full year’s prior written notice of his or her retirement, upon any RSU Qualified Retirement of such individual, no portion of any Awards of Performance-Based Restricted Stock Units held by such Participant on his or her RSU Qualified Retirement Date will terminate on such date, but such Awards will remain in effect and one hundred percent (100%) of the Restricted Stock Units subject to each such Award held by such Participant on his or her RSU Qualified Retirement Date shall vest as of the date on which the applicable Performance Goals have been achieved (unless such Performance Goals are not achieved prior to the Expiration Date applicable to such Award, in which event the Award will terminate, and all Restricted Stock Units covered by such Award will be forfeited, as of such Expiration Date).
(C) if the Committee determines that the Participant is or has engaged in any Disqualifying Activity (as defined in Section 5(b)(13)(D)(iii)), then (1) to the extent that any RSU Award Installment held by such Participant has vested as of the Disqualification Date (as defined in Section 5(b)(13)(D)(v)), the Participant shall have the right to receive all related Restricted Stock Units which are vested as of such date (subject to Section 13(b)(2)) and (2) to the extent that any RSU Award Installment held by such Participant has not vested as of the Disqualification Date, the Award shall terminate, and all related Restricted Stock Units shall be forfeited, as of such date. Any determination by the Committee, which may act upon the recommendation of the Chief Executive Officer or other senior officer of the Company, that the Participant is or has engaged in any Disqualifying Activity, and as to the Disqualification Date, shall be final and conclusive.

(D) For purposes of this Section 13(b)(11), the following terms are defined as follows:
(i) RSU Qualified Retirement - any termination of a Participant’s employment with the Company or its Subsidiaries or Affiliates for any reason (other than death or an involuntary termination for Cause) that (a) qualifies as a “separation of service” under Section 409A of the Code, and (b) occurs on or after the first day of the calendar month in which both of the following conditions are scheduled to be satisfied:
(1) the Participant is 55 year of age or older; and
(2) the Participant has completed at least fifteen (15) years of service as an employee of the Company or its Subsidiaries or Affiliates;
provided, however, that on the Participant’s most recent performance evaluation (or, at or after a Change in Control, if applicable, the Participant’s most recent performance evaluation preceding the Change in Control), he or she was determined to have “met” expectations (or higher) or to have satisfied such other evaluation criteria then employed by the Company and its subsidiaries that indicates an acceptable (or higher) level of performance by the Participant for the period covered by such performance evaluation.
(ii) RSU Qualified Retirement Date - the date as of which the Participant’s employment with the Company or its Subsidiaries or Affiliates terminates pursuant to a RSU Qualified Retirement.
(iii) RSU Award Installment - if the Restricted Stock Units Award consists of multiple Awards, each with a separate RSU Vesting Date (as defined below), separate Expiration Date and/or other unique term or condition, any one of such Awards; or, if the Restricted Stock Units Award consists of a single Award, with a single RSU Vesting Date and a single Expiration Date, then the entire Award.
(iv) RSU Vesting Date - the date on which any restrictions on a Restricted Stock Units Award terminate and such Award vests, whether by reason of lapse of time, the achievement of specified Performance Goals or both.
(12) Upon the satisfaction of all conditions to vesting of, and the lapse of all other restrictions applicable to, all or part of an Award of Restricted Stock Units, as set forth in this Plan and the applicable Award Agreement, (i) the Company shall distribute to the Participant one share of Stock in exchange for each such vested Restricted Stock Unit, and (ii) the applicable Restricted Stock Units shall be cancelled, and the shares of Stock so distributed shall not be subject to any further restrictions or limitations pursuant to this Plan. Unless determined otherwise by the Company at any time prior to the applicable distribution, each fractional Restricted Stock Unit shall vest and be settled in an equal fraction of a share of Stock.
(13) Any Participant who is then eligible to participate in The Progressive Corporation Executive Deferred Compensation Plan or any other deferral plan hereafter adopted or maintained by the Company (a “Deferral Plan”) may elect to defer all or any portion of any Awards of Restricted Stock Units granted to him or her under this Plan, subject to and in accordance with the terms of the applicable Deferral Plan.